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                                                                 EXHIBIT 10.10
                             GAS PURCHASE AGREEMENT

                THIS AGREEMENT is made and entered into this 29th day of August, 1995, but to be effective as of the 1st day of November, 1995, by and between EASTERN AMERICAN ENERGY CORPORATION and EASTERN PIPELINE CORPORATION, West Virginia corporation, collectively known and hereinafter referred to as Eastern or Seller, with its principal address at 501 56th Street, Charleston, West Virginia 25304, and HOPE GAS, INC., a West Virginia corporation, hereinafter referred to as Buyer, whose address is P.O. Box 2868, Clarksburg, West Virginia 26302-1868.

                WHEREAS, Seller desires to sell and deliver natural gas to Buyer and Buyer desires to purchase such gas upon and subject to the terms of this Agreement.

                NOW, THEREFORE, WITNESSETH, in consideration of the mutual covenants and promises set forth below, and intending to be bound by them, Seller and Buyer covenant and agree:

                                   ARTICLE I

                         SALE AND PURCHASE OBLIGATIONS

                1.01 Seller agrees to a firm commitment to deliver on demand to Buyer 5,300 dekatherms (dt) of gas per day at the Points of Delivery described in Article III. Seller warrants delivery of 5,300 dt per day and the parties agree that fulfillment of this delivery obligation is essential.

                                   ARTICLE II

                                      TERM

                2.01 This Agreement shall become effective upon the date written above and shall continue in force until October 31, 1998.

                                  ARTICLE III

                                DELIVERY POINTS

                3.01 The delivery points (Delivery Point(s)) for natural gas delivered hereunder shall be at interconnections between the facilities of Buyer and Seller at or near the facilities of AFG Industries (AFG), Eagle Convex Glass Company (Eagle), UCAR Carbon Company, Inc. (UCAR) and the Rolland Interconnect (Rolland), and any other interconnections between the facilities of Buyer and Seller which may be added by mutual written agreement of the parties from time to time.
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                                   ARTICLE IV

                            GAS DELIVERED AND TAKEN

                4.01 So long as this agreement remains in full force and effect, Seller covenants that it will dedicate the capacity at the Delivery Points to the performance of this Agreement and will maintain deliverability of 5,300 dt per day at the Delivery Points.

                4.02 Subject to the provisions of Paragraph 4.03, Buyer agrees to maximize deliveries from the Eastern Pipeline up to 5,300 dt per day.

                4.03 Should a material change occur in Buyer's ability to take gas due to reasons such as pipeline capacity restrictions or plant closings, then to that extent Buyer's obligation to purchase and Seller's obligation to sell gas hereunder will be adjusted.

                a) Notice shall be provided by Buyer to Seller within thirty (30) days of any such material change.

                b) Adjustment to the volumetric purchase and delivery obligations under paragraphs 1.01 and 4.01 shall be effective the date of the notice of material change, provided, however, that any adjustment to the Monthly Demand payment under paragraph 6.01 will be effective the April 1 first following Buyer's notice to Seller.

                c) For purposes of this paragraph, it is not a material change to the extent AFG, UCAR, or Eagle reduce gas deliveries through the Delivery Points and instead receive natural gas deliveries through pipeline facilities owned or operated by someone other than Seller or their affiliates.

                                   ARTICLE V

                           METER SITE AND FACILITIES

                5.01 Gas sold by Seller to Buyer shall be measured at meter(s) owned, installed, maintained, and read by Buyer. Seller shall provide Buyer with the necessary rights-of-way and related surface grants for such site and any pipeline that may be constructed by Buyer to take said natural gas.





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                                   ARTICLE VI
                                     PRICE
                6.01 For deliveries of 5,300 dt per day to the Delivery Points, the price paid for having gas available and selling it to Buyer will be comprised of:

                        a) A monthly demand charge (Monthly Demand) of fifty-one thousand five hundred eighty-nine dollars ($51,589) per month.

                        b)      A commodity price (Commodity Price):

                                i)      for the period commencing as of
                                        November 1, 1995 and extending through
                                        October 31, 1996 of price of $2.20 per
                                        dt.

                                ii)     for the period commencing as of
                                        November 1, 1996 and extending through
                                        October 31, 1997 of price of $2.10 per
                                        dt.

                                iii)    for the period commencing as of
                                        November 1, 1997 and extending through
                                        October 31, 1998 of price of $2.00 per
                                        dt.

                6 .02 For each dekatherm of gas delivered to and accepted by Buyer, in excess of 5,300 dt, the price shall be equal to the sum of (i) a demand charge assessed at CNG Transmission Corporation's then applicable 100% base load firm transportation (FT) rate plus applicable fuel retention, and
(ii) a commodity price equal to price set each month at Inside FERC's Gas Market Report, "Price of Spot Gas Delivered to Pipelines" for deliveries of Appalachian production into CNG Transmission Corporation's (CNGT's) dry transmission system, provided however, that such resultant commodity price shall not be less than the commodity price set forth in paragraph 6.01(b) above.

                In the event Inside FERC's Gas Market Report ceases to be published, then the parties will immediately negotiate in good faith to agree upon a substitute publication or posting. If the parties, after good faith efforts, fail to agree upon a substitute posting or publication within thirty
(30) days of said cessation, then the price to be paid for such production after that date shall be equal to the monthly spot gas price for deliveries of Appalachian production into the dry transmission system of CNGT as published in the Gas Price Index section of The Natural Gas Intelligence.

                6.03 If, on any day during the term of this Agreement, Seller fails to deliver Buyer's nominated purchase level (up to a maximum of 5,300 dt) , a penalty shall apply and Buyer shall be entitled to a credit on amounts due Seller or to a refund. For each dekatherm by which deliveries fall short of the nominated quantity, the penalty shall be equal to:





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                        a)      The sum of the Demand Charge (converted to a
                                dekatherm basis) previously paid on the
                                nominated volumes not delivered; and

                        b)      An additional sum of $.32 per dt.

                6.04 The penalty provisions of Paragraph 6.03 shall not apply to the extent that Seller has available at least 5,300 dt per day at the Delivery Points and Buyer does not accept deliveries up to that level.

                6.05 The penalty provision of Article 6.03 shall not apply when Seller fails to deliver the nominated quantities (up to 5,300 dt per day) if Buyer does not incur overrun charges from CNGT or other suppliers, and Seller provides make up volumes to offset fully the shortfall by the end of the month following the month in which the shortfall occurred. The make up volumes delivered during any subsequent month shall be priced at the Commodity Price set forth in Paragraph 6.01 hereof.

                                  ARTICLE VII

                                  GAS QUALITY

                7.01 The gas delivered by Seller to Buyer hereunder at the point or points of delivery specified shall not contain an amount of water vapor exceeding seven (7) pounds per million cubic feet of gas, or an amount of water vapor exceeding the quantity that is required for saturation of the gas at the flowing temperature and pressure of the gas as described in Article VIII, whichever is lesser; provided however, that such gas shall not contain any water in the liquid state.

                7.02 Seller shall deliver the natural gas to Buyer free from air, sulphur in any form or compound, carbon dioxide (no greater than 3 mole %), total inerts (no greater than 5 mole %), and other deleterious substances which may in Buyer's opinion adversely affect its marketability as a fuel or use for other purposes, or be injurious to equipment, transmission lines, and machinery.

                7.03 Notwithstanding any other provision of this Agreement, if the gas delivered fails to meet the quality specifications set forth herein, then Buyer may elect to continue to receive such gas or refuse to take all or any portion of such gas until Seller brings the gas into conformity with such specifications.

                                  ARTICLE VIII

                         MEASUREMENT AND HEATING VALUES

                8.01 The volume of natural gas delivered to Buyer shall be determined as follows:





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(a)     The unit of volume for the purpose of measurement shall be one cubic foot of gas at a pressure base of 14.73 pounds per square inch absolute and a temperature base of 60 Fahrenheit.

(b) In determining the quantity of natural gas delivered to Buyer, factors such as those for pressure, temperature, and deviation from the laws of ideal gases shall be applied. If a displacement or turbine meter is used, these factors shall be applied in accordance with the gas laws as more fully described in the recommendations of the Gas Measurement Committee of the American Gas Association (AGA) in their publication, AGA Gas Measurement Manual; and if an orifice meter is used, the measurement of said gas shall be in accordance with AGA Report No. 3, as amended or superseded from time to time.

(c) The average absolute atmospheric pressure shall be assumed to be 14.73 pounds per square inch, irrespective of actual elevation or location of the meter or variations in actual atmospheric pressure.

(d) In the absence of a recording thermometer, an assumed flowing temperature of 60 Fahrenheit shall be used in computing said quantities of gas; but if the temperature of the natural gas passing through the meter is determined for any day by the use of a recording thermometer, then the arithmetic average of the temperature recorded for such day shall be used.

(e) The specific gravity of the natural gas shall be determined by the use of an Edwards balance or other approved instrument at the commencement of the delivery of natural gas and as often thereafter as deemed necessary.

(f) The deviation of the natural gas from the laws for ideal gases shall be determined in accordance with the Manual for Determination for Super-Compressibility Factors for Natural Gas, an American Gas Association publication completed December 1962, as superseded or revised.

                8.02 The total heating value per cubic foot of natural gas delivered hereunder shall not be less than 1,000 British thermal units (Btu) per cubic foot calculated on a saturated basis at 14.73 pounds per square inch absolute at 60 Fahrenheit. Such heating value per cubic foot of the natural gas delivered hereunder shall be determined at various intervals of time as may be designated by Buyer or Seller, but not required more often than once each year, by tests made by taking samples of such gas at the delivery point or points specified herein and by testing such samples in accordance with accepted chromatographic analysis techniques, or methods specified in AGA Gas Measurement Committee Report No. 5, as amended or superseded from time to time, or by other accepted methods. Seller and Buyer shall have the right to witness any and all such tests.





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        8.03    In the event the meter used for measuring the natural gas
delivered to Buyer hereunder is out of service or is determined by Buyer or Seller to be registering inaccurately for any period of time during which times delivery of gas is continued by Seller to Buyer, then the quantity of natural gas delivered during such a period shall be estimated (i) by using the data recorded by any check-measuring equipment, if installed and accurately registering, or if not installed or registering accurately, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation, or if neither such method is feasible, (iii) by estimating the quantity or quality delivered, based upon deliveries under similar conditions during a period when the equipment was registering accurately. If the meter on test shall prove to be accurate within plus or minus two percent (2%), the cost of testing and repairing same shall be borne by the Seller, but if the meter on test proves be in error by more than plus or minus two percent (2%), then the cost of testing and repairing same shall be borne by Buyer.

                                   ARTICLE IX

                                   POSSESSION

        9.01 Seller shall be deemed to be in possession and control of the natural gas sold by it hereunder until it shall have been delivered to Buyer at the Delivery Points(s), after which delivery, as between Buyer and Seller, Buyer shall be deemed to be in control and possession thereof. Buyer shall have no responsibility with respect to any natural gas sold to it hereunder until it is delivered at the Delivery Point(s), and no responsibility therefor because of anything which may be done or may occur with respect to said natural gas before delivery to Buyer at the Delivery Point(s). Seller shall have no responsibility because of anything which may be done or may occur with respect to said natural gas after its delivery to Buyer at such Delivery Point(s).

                                   ARTICLE X

                     WARRANTY, INDEMNIFICATION, WITHHOLDING

        10.01 Seller warrants generally the title to the natural gas sold and delivered hereunder to Buyer and that at the time of delivery the natural gas is or will be free and clear of all liens, encumbrances, and claims whatsoever and free of any claim, rightful or otherwise, of any third person. Seller further warrants that at the time of delivery Seller will have good right and title to sell the natural gas to Buyer, and that Seller will indemnify Buyer and save it totally harmless from all suits, claims, actions, debts, levies, damages, costs, losses, and expenses of any kind or nature asserted by anyone whatsoever to said natural gas, including but not limited to claims, suits, actions, and demands which may arise due to non-payment of landowner royalties, overriding royalties, or rentals thereof or therefrom.

         10.02 In the event of any adverse claim to or against the proceeds of this Agreement or any natural gas purchased hereunder, or any part thereof, is made by any person, Buyer may withhold payment hereunder with respect to the volumes to which an adverse claim has been made,





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without liability for payment of interest on the amounts withheld, or may refuse to accept delivery of such natural gas until the dispute is settled by agreement between Seller and such adverse claimant or by the final decree of a court of competent jurisdiction. If litigation results from any such adverse claim, Buyer may pay any money withheld by it hereunder into court without further liability therefor, or may interplead all claimants, including Seller. Seller will reimburse Buyer for costs incurred, including attorney's fees, as a result of litigation.

                                   ARTICLE XI

                             STATEMENTS AND PAYMENT

         11.01   Monthly Demand payments will be billed by Seller on the fifth
(5th) day of each month and payment will be due from Buyer on the fifteenth
(15th) day of that month.

         11.02   Commodity Price payments will be billed by Seller on the fifth
(5th) day of the month following the month in which delivery takes place and payment will be due from Buyer on the fifteenth (15th) day of that month.

         11.03   If presentation of a bill to Buyer is delayed after the fifth
(5th) day of the month, then the time of payment shall be extended accordingly, unless Buyer is responsible for such delay.

         11.04   All payments to be made to Seller hereunder shall be wired to:

                 Harris Trust and Saving Bank
                 Chicago, Illinois
                 ABA #071 000288
                 Account #2459683
                 Account Name: Eastern American Energy Corporation

         11.05 In the event an error is discovered in the amount billed in any statement rendered to Buyer, such error shall be adjusted within thirty
(30) days of the determination thereof; provided that claim therefore shall have been made within sixty (60) days from the date of discovery of such error, but in any event within twenty-four (24) months from the date such statement is rendered.





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                                  ARTICLE XII

                                 SELLER'S AGENT

         12.01    Seller hereby appoints as its agent:

                  Name:       Eastern Pipeline Corporation
                  Address:    501 56th Street
                              Charleston, West Virginia 25304
                              Attn:  F.H. McCullough III

to whom all statements shall be mailed. Said agent is authorized to give the necessary receipts to Buyer and to make adjustments and settlements under this Agreement, and Buyer shall have no obligation nor responsibility for the application of the purchase money paid to said agent. In the event said agent shall resign or be discharged or shall otherwise be unable or unwilling so to act, Buyer may withhold further payment hereunder, without liability for payment of interest, until such time as Seller shall designate a new agent for payment.

                                  ARTICLE XIII

                                 COMMUNICATIONS

         13.01 Unless otherwise instructed in writing, all communications except those referred to in Article XII hereof shall be sent to the parties at the following addresses:

                 Seller:      Eastern Pipeline Corporation
                              501 56th Street
                              Charleston, WV 26304
                              Attn:  F. H. McCullough, III

                 Buyer:       Hope Gas, Inc.
                              P.O. Box 2868
                              Clarksburg, WV 26302-2868
                              Attn: Manager, Gas Supply


                                  ARTICLE XIV

                               GENERAL PROVISIONS

         14.01 Labor. Seller covenants and agrees to comply with all the requirements of the Fair Labor Standards Act of 1938 and the Civil Rights Act of 1964, as amended, with respect to all natural gas produced or sold and delivered under the terms of this Agreement to the extent that said Acts as now or hereafter amended are applicable to Seller and Seller's employees.





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         14.02   Force Majeure.  Neither party to this Agreement shall be
liable for any damage or loss that may be occasioned by any failure, depletion, shortage, or interruption in the production of natural gas delivered hereunder, or any decline in natural pressure to the extent the same is due to force majeure as defined herein. In the event either party is rendered unable wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to demand payment of amounts due hereunder, then the obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused. However, the party claiming the existence of force majeure shall use all reasonable efforts to remedy any situation which may interfere with the performance of its obligations hereunder. The term "force majeure" as used herein, and as applied to either party hereto, shall mean acts of the law, acts of God, strikes, lockouts or other labor disturbances, acts of the public enemy, war, blockades, insurrections, riots, epidemics, fires, floods, washouts, arrests and restraints of rules and people, civil disturbances, explosions, breakage, malfunctions, or accidents to machinery or lines of pipe, partial or entire failure of wells, interruption of transportation by third parties, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the party claiming suspension. It is understood that settlement of strikes, lockouts, or labor disturbances shall be entirely within
the discretion of the party having the difficulty    and that the above
requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or labor disturbances by acceding to the demands of the opposing party when such course is inadvisable in the discretion or judgment of the party having the difficulty. Notwithstanding the above, Buyer's inability to take gas made available at the Delivery Points shall not alleviate Buyer's Monthly Demand payments as set forth in Article VI.

         14.03 Tax. In the event any tax is now or hereafter imposed on natural gas or the production, severance, taking, transfer, gathering, transportation, sale, delivery, or use thereof, or upon the business or privilege of producing, severing, taking, transferring, gathering, transporting, selling, delivering, or using natural gas, or if such tax is imposed in any other manner so as to constitute directly or indirectly a charge upon the gas delivered to Buyer hereunder, then the amount of such tax shall be borne by Seller so far as it affects or relates to or is apportionable to the gas delivered to Buyer hereunder. In the event Buyer is required to pay such tax, the amount thereof may be deducted from the payments accruing to Seller under this Agreement. The terms of this Article shall apply only to taxes applicable to Seller's operations prior to the delivery of gas to Buyer at the Delivery Point(s).

         14.04 Persons Bound. All of the terms, covenants, conditions, and obligations of this Agreement shall extend to and be binding upon the parties hereto and their heirs, successors and assigns. Any sale or assignment by Seller of its interest in the natural gas delivered hereunder or its interest in this Agreement or its interest in any property, real or personal, required for or dedicated to the performance of this Agreement, shall be made expressly subject to the rights of Buyer hereunder and with provision that the assignee or purchaser shall assume and covenant to perform all of the Seller's obligations hereunder. Seller will give notice in writing to Buyer of any sale or assignment or other disposition of its interest hereunder and will furnish to Buyer copies of any relevant documents evidencing transfer or assignment of Seller's interest. Until notice and relevant





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documents have been given and furnished to Buyer, Buyer may withhold all payments that may become due hereunder, without interest.

         14.05 Terms and Governing Law. The terms and provisions of this Agreement shall be governed and interpreted by the laws of the State of West Virginia, and are subject to the limitations of orders of courts and the orders, rules and regulations of all regulatory bodies having jurisdiction.

         14.06 Captions. The captions of the articles of this Agreement are inserted for the purpose of convenient reference and are not intended to be a part of this Agreement nor considered in any interpretation of the same.

         14.07 Severability. If any part, term or provision of this Agreement is held by any court to be illegal or in conflict with any law of the state of West Virginia, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and in force as if the Agreement did not contain the particular part, term, or provision held to be invalid.

         14.08 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof and shall, on the Effective Date, supersede and replace the existing Gas Purchase Agreement dated April 1, 1994 between the parties hereto. Notwithstanding the foregoing, Buyer and Seller reserve any positions which each has adopted and asserted, or may adopt or assert in that certain proceeding in front of the Public Service Commission of West Virginia identified as Case No. 94-0229-GT-C. This Agreement may only be amended or modified by written instrument signed by duly authorized representatives of Seller and of Buyer.

         IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.



                                           EASTERN AMERICAN ENERGY CORPORATION



                                           By:
                                              --------------------------------

                                           Its:
                                               -------------------------------




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                                           EASTERN PIPELINE CORPORATION




                                           By:
                                              --------------------------------

                                           Its:
                                               -------------------------------



                                           HOPE GAS, INC.



                                           By:
                                              --------------------------------

                                           Its:
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